New York Mortgage Trust Announces Pricing of
Public Offering of Common Stock

NEW YORK, NY – June 28, 2011 - New York Mortgage Trust, Inc. (Nasdaq: NYMT) (“NYMT” or the “Company”) announced today that it priced an underwritten registered public offering of 1,500,000 shares of common stock at a public offering price of $7.50 per share.  NYMT also granted the underwriter an option to purchase up to an additional 225,000 shares of common stock to cover over-allotments, if any.  Ladenburg Thalmann & Co. Inc., a subsidiary of Ladenburg Thalmann Financial Services Inc. (NYSE Amex: LTS), is serving as sole bookrunning manager of the offering.

NYMT expects to use the net proceeds of this offering to acquire certain of the Company’s target assets, including commercial mortgage loans and commercial mortgage-backed securities and Agency RMBS. The Company may also use the net proceeds for general working capital purposes.

A registration statement related to the securities was declared effective by the Securities and Exchange Commission. Copies of the final prospectus supplement and accompanying prospectus (when available) may be obtained by contacting Ladenburg Thalmann & Co. Inc., 520 Madison Avenue, Ninth Floor, New York, NY 10022.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy the offered shares or any other securities, nor shall there be any sale of such shares or other securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any state or other jurisdiction.

About New York Mortgage Trust
New York Mortgage Trust, Inc. is a real estate investment trust ("REIT") in the business of acquiring, investing in, financing and managing primarily mortgage-related assets. As a REIT, the Company is not subject to federal income tax, provided that it distributes at least 90% of its REIT income to stockholders.

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve numerous risks and uncertainties. Our actual results may differ from our beliefs, expectations, estimates, and projections and, consequently, you should not rely on these forward-looking statements as predictions of future events. Forward-looking statements are not historical in nature and can be identified by words such as "anticipate," "estimate," "will," "should," "expect," "believe," "intend," "seek," "plan" and similar expressions or their negative forms, or by references to strategy, plans, or intentions. The Company's results can fluctuate from month to month and from quarter to quarter depending on a variety of factors, some of which are beyond the Company's control and/or are difficult to predict, including, without limitation, changes in interest rates, changes in mortgage default rates and prepayment rates, and other changes in market conditions and economic trends. Furthermore, forward-looking statements are subject to risks and uncertainties, including, among other things, those described under the heading "Risk Factors" in our Annual Report on Form 10-K for the year ended December 31, 2010, which can be accessed at the SEC's website (www.sec.gov). Other risks, uncertainties, and factors that could cause actual results to differ materially from those projected may be described from time to time in reports we file with the SEC, including reports on Forms 10-Q, 10-K and 8-K. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

For Further Information

AT THE COMPANY
Steven R. Mumma,
Chief Executive Officer and President
Phone:  212-792-0109
Email: smumma@nymtrust.com